Exhibit 10.3

OPTICAL CABLE CORPORATION

1996 STOCK INCENTIVE PLAN

FY 2005 RESTRICTED STOCK AWARD

(Performance Vesting)

GRANTED TO	GRANT DATE	NUMBER OF SHARES GRANTED	PRICE PER SHARE	SOCIAL SECURITY NUMBER
__________	__________	__________	N/A	__________

	GRANT NUMBER	VESTING AND RESTRICTION LAPSE SCHEDULE*
	__________	Shares granted hereunder will vest, in accordance with and subject in all respects to the provisions of Sections 3 and 4 below, on October 31 of each year (each such date, a “Vesting Date”) during the period beginning on October 31, 2005 and ending on October 31, 2010 (the “Award Period”).

*	Fractional shares shall be carried over to the last vesting period

OPTICAL CABLE CORPORATION and its successors and assigns (the “Company”) hereby grants to                      (the “Participant”) effective                      (the “Grant Date”), a Restricted Stock Award (the “Award”), pursuant to its 1996 Stock Incentive Plan that is provided along herewith (the “Plan”), covering the above stated number of shares (the “Restricted Shares”) of common stock of the Company (“Common Stock”).

The Chief Executive Officer proposed this Award and recommended its approval to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and the Compensation Committee, pursuant to the terms of the Plan, granted the Award to the Participant.

The Plan is administered by the Compensation Committee, or alternatively and as appropriate, the Board of Directors (in either case, the “Committee”). Any controversy that arises concerning this Award or the Plan shall be resolved by the Committee as it deems proper, and any decision of the Committee shall be final and conclusive.

The terms of the Plan are hereby incorporated into this Award by this reference. In the case of any conflict between the Plan and this Award, the terms of the Plan shall control. Capitalized terms not defined in this Award shall have the meaning assigned to such terms in the Plan.

Now, therefore, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1.	The Company hereby grants to the Participant an Award covering the Restricted Shares, subject to the terms and conditions of this Award and the Plan.

2.	Unless otherwise determined by the Committee or unless as otherwise provided in Section 4(b) below, the Award will vest, and the restrictions applicable to Restricted Shares shall lapse (with the shares no longer subject to the restrictions set forth herein being referred to as “Unrestricted Shares”), in accordance with Section 3 below. Except as otherwise provided in the Plan or in Section 4 below or otherwise determined by the Committee, the Participant must be employed by the Company or a subsidiary at all times from the Grant Date through a Vesting Date in order for part of this Award to vest on such Vesting Date, and the restrictions on that portion of the Restricted Shares to lapse.

3.	On each Vesting Date, a portion of the Award shall vest in accordance with the following schedule:

TSR v RIR	Portion of Award Vesting
If TSR is at least 50% greater than RIR	One quarter of the Award will vest
If TSR is 20% greater than RIR	One sixth of the Award will vest
If TSR is less than 20% greater than RIR	None of the Award will vest

By way of example, if the RIR is 10% for any Vesting Date, if the TSR is 15%, then the TSR is 50% greater than the RIR. Note that interpolation, calculated as set forth in Section 3(a) below, will be used to calculate the portion of the Award vesting when TSR is less than 50% greater than RIR, but more than 20% greater than RIR.

The above schedule is subject in all respects to the following:

a. Except as otherwise provided in Section 3(e) and/or Section 4 below, if as of a Vesting Date, the TSR minus the RIR, divided by the absolute value of the RIR is at least 20% (whether or not TSR is positive or negative), a portion of the Award shall vest (measured as a percentage of the Award) equal to: (i) 16.7% plus (ii) 0.276 multiplied by the total of (y) the TSR less the RIR, divided by the absolute value of the RIR, less (z) 20%; provided that no more than 25% of the Award shall vest pursuant to the foregoing on any Vesting Date. Calculation results shall be rounded to the nearest tenth.

For example, if on a Vesting Date the TSR is 14% and RIR is 10%, then the TSR is greater than the RIR by 40% (i.e., 14% minus 10% is 4%, divided by the absolute value of 10% is 40%); accordingly, the percentage of the Award that vests is 22.2% (16.7% plus 5.5% (0.276 multiplied by (40% less 20%))). Another example would be, if on a Vesting Date the TSR is
-3% and the RIR is -4%, then the TSR is greater than the RIR by 25% (i.e., -3% minus -4% is 1%, divided by the absolute value of -4% is 25%); accordingly, the percentage of the Award that vests is 18.1% (16.7% plus 1.4% (0.276 multiplied by (25% less 20%))). Another example would be, if on a Vesting Date the TSR is 1% and the RIR is -2%, then TSR exceeds RIR by 150% (i.e., 1% minus -2% is 3%, divided by the absolute value of -2% is 150%), accordingly, 25% of the Award shall vest since that is the maximum that may vest on any Vesting Date.

b. “TSR” for any Vesting Date means total shareholder return (expressed as a percentage) of the Company, calculated for the 12 month period ending on that Vesting Date (such period, a “Vesting Period”) based on the net change during such Vesting Period in the published adjusted share price of the Common Stock plus any dividends declared by the Company that are payable to holders of Common Stock during such Vesting Period (i.e., the “record date” occurs during such Vesting Period). For purposes of determining the TSR as of any Vesting Date, the arithmetic average of the adjusted closing price for the Common Stock as published in the Wall Street Journal (or if the Wall Street Journal does not publish a price for the Common Stock on the relevant dates, any other reasonably comparable publication of general circulation selected by the Compensation Committee) (the “OCC Closing Price”) for each of the 20 trading days immediately preceding such Vesting Date (provided that if such Vesting Date is a trading day, the 20 trading days shall include such Vesting Date) shall be compared to the arithmetic average of the OCC Closing Price for each of the 20 trading days immediately preceding the October 31 immediately preceding such Vesting Date (provided that if such October 31 is a trading day, the 20 trading days shall include such October 31).

c. “RIR” for any Vesting Date means the total return (expressed as a percentage) of the Russell 2000® Index, calculated for the 12 month period ending on that Vesting Date based on the net change during such Vesting Period year in the published adjusted value of the Russell 2000® Index. For purposes of determining RIR as of any Vesting Date, the arithmetic average of the adjusted closing value of the Russell 2000® Index as published in the Wall Street Journal (or, if the Wall Street Journal does not publish the Russell 2000® Index on the relevant dates, any other reasonable publication of general circulation or web site selected by the Compensation Committee) (the “RI Closing Value”) for each of the 20 trading days immediately preceding the Vesting Date (provided that if such Vesting Date is a trading day, the 20 trading days shall include the Vesting Date) shall be compared to the arithmetic average of the RI Closing Value for each of the 20 trading days immediately preceding the October 31 immediately preceding such Vesting Date (provided that if such October 31 is a trading day, the 20 trading days shall include such October 31). In the event the Russell 2000® Index is not available as required for the preceding calculation, the Compensation Committee shall select a published index that is reasonably comparable to the Russell 2000® Index for purposes of the preceding calculation.

d. Participant shall not be entitled to receive more than the total number of Restricted Shares shown as the “Number of Shares Granted” set forth at the top of this document. Thus, by way of example, if TSR exceeds RIR by 50% or more during each of the first four years of the Award Period and one quarter of the Award vests in each of those years, no additional shares will vest during the last two years of the Award Period.

e. Any Restricted Shares covered by the Award that have not vested in accordance herewith or pursuant to Section 4 below on or before October 31, 2010, shall be irrevocably forfeited, subject to the immediately following sentence. Notwithstanding anything herein to the contrary, on October 31, 2010, all Restricted Shares covered by the Award shall immediately vest and all restrictions on the remaining Restricted Shares shall lapse if the average annual TSR over the six year Award Period is at least 20% greater than the average annual RIR over the six year Award Period.

4.	a. Unless otherwise determined by the Committee or unless as otherwise provided in Section 4(b) below, in the event that Participant’s employment with the Company and/or any subsidiaries terminates before the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, Participant will, upon the date of Participant’s termination of employment (as reasonably fixed and determined by the Company), forfeit the remainder of the Restricted Shares and the Company will be the owner of such remaining Restricted Shares and will have the right, without further action by Participant, to transfer such remaining Restricted Shares into its name.

b. If a Triggering Event (as defined in Section 4 (c) below) occurs while Participant is employed by the Company (or if Participant’s employment is terminated during the pendency of an event that, if consummated, would lead to a Triggering Event), but before the Award is fully vested and the restrictions applicable to all of the Restricted Shares have lapsed, then the date upon which the Triggering Event (or the date of the termination of Participant’s employment if Participant’s employment is terminated during the pendency of an event that, if consummated, would lead to a Triggering Event) occurs will be the Vesting Date with respect to the unvested portion of the Award, and such unvested portion of the Award shall thereupon immediately vest and all restrictions on the remaining Restricted Shares shall lapse.

c. For purposes of this Award, a “Triggering Event” occurs if, after the date of this Award, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s directors; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within three years of the last of such transactions. For purposes of this Award, a Triggering Event occurs on the date on which an event described in (i) or (ii) occurs. If a Triggering Event occurs on account of a series of transactions or events, the Triggering Event occurs on the date of the last of such transactions or events.

5.	Participant will not sell, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares (or any interest in such shares) prior to the Vesting Date as to which the restrictions applicable to such shares lapse.

6.	Prior to a Vesting Date, the Company will, at its option, reflect Participant’s ownership of the Restricted Shares in book-entry form with the Company’s transfer agent or through the issuance of one or more stock certificates. If the Company elects to reflect ownership through the issuance of stock certificates, such certificates will be held in escrow with the Corporate Secretary of the Company in accordance with the provisions of this Award and the Plan. Subject to terms of this Award and the Plan, Participant will have all rights of a shareholder with respect to the Restricted Shares while they are held in escrow or in book-entry form, including, without limitation, the right to vote the Restricted Shares and receive any cash dividends declared on such shares. If, from time to time prior to the date that the Award is fully vested and the restrictions on all of the Restricted Shares have lapsed, there is (i) any stock dividend, stock split or other change in the Restricted Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which Participant is entitled by reason of his ownership of the Restricted Shares shall be held on his behalf by the Company in book-entry form or through the issuance of one or more stock certificates and held in escrow pursuant to this section until vesting pursuant to the schedule applicable to the underlying Restricted Shares, at which time all restrictions shall lapse.

7.	As described in the Plan, in the event of certain corporate transactions or other actions or events, the Committee may take such actions with respect to this Award as it deems appropriate and consistent with the Plan.

8.	Participant understands that Participant (and not the Company) is responsible for any tax liability that may arise as a result of the transaction contemplated by this Award. Participant understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date the restrictions on such shares lapse. Participant understands that Participant may elect to be taxed at the time of the Award, rather than when the restrictions lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date.

9.	As a condition of accepting this Award, Participant agrees to make arrangements for the payment of withholding of income taxes and employment taxes upon the vesting of the Award and the lapse of restrictions on the Restricted Shares. Until adequate arrangements have been made, certificates representing Unrestricted Shares will not be issued to Participant. Participant may satisfy applicable withholding taxes by any manner permitted by the Plan, subject to the consent of the Committee, including, (i) delivering a sufficient number of shares of already owned Common Stock (which have been owned by Participant for more than six (6) months), and/or (ii) having the Company retain a sufficient number of shares from the distribution to be made to Participant.

10.	The fact that the Participant has been granted this Award will not affect or qualify the right of the Company or a subsidiary to terminate the Participant’s employment at any time.

11.	If any provision of this Award should be deemed void or unenforceable for any reason, it shall be severed from the remainder of the agreement, which shall otherwise remain in full force and effect.

12.	The Company may, in its discretion, delay delivery of a certificate required upon vesting of the Award until (i) the admission of such shares to list on any stock exchange (including NASDAQ) on which the Common Stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law, ruling, or regulation of any governmental regulatory body that the Company shall, in its sole discretion, determine if necessary or advisable, and (iii) the Company shall have been advised by counsel that it has complied with all applicable legal requirements.

13.	Any notice to be given under the terms of this Award shall be addressed to Optical Cable Corporation, to the attention of the Chief Financial Officer, 5290 Concourse Drive, Roanoke, VA 24019, and any notice to be given to Participant or to his or her personal representative shall be addressed to him or her at the address set forth below or to such other address as either party may, hereafter, designate in writing to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

14.	You may accept this Award, subject to the registration and listing of the shares issueable under the Plan, by signing and returning the enclosed copy of this Award. Your signature will also evidence your agreement to the terms and conditions set forth herein and to which this Award is subject.

15.	Along with this Award, you hereby acknowledge receipt of a copy of the Plan and the Prospectus for the Plan. Also, if you have previously been granted an award under the Plan, you hereby acknowledge that you have received all of the reports, proxy statements and other communications generally distributed to the holders of the Company’s securities since the date(s) of such grant(s) and no later than the times of such distributions.

IN WITNESS WHEREOF, the Company has caused this Award to be signed, as of the Grant Date shown above.

OPTICAL CABLE CORPORATION

By:

I hereby acknowledge receipt of this Award, the Plan, and the Prospectus for the Plan, and I agree to conform to all terms and conditions of this Award and the Plan.

Name	Date

Signature	Address